Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

or

Michelle M. LeRoy

Investor Relations

(212) 594-2700

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP. DECLARES ITS INITIAL QUARTERLY
DIVIDEND OF $0.15 PER FULLY DILUTED SHARE

NEW YORK – Dec. 13, 2004 – The Board of Directors of Gramercy Capital Corp. (NYSE: GKK) today announced it has declared a quarterly dividend of $0.15 per fully diluted common share for the quarter ending December 31, 2004.  The dividend is payable on January 14, 2005, to shareholders of record at the close of business on December 31, 2004.

The Board of Directors adopted a dividend policy under which it generally intends to distribute to its shareholders 100% of its taxable income in the form of dividends.    Further, the Company confirmed its guidance with respect to earnings per share for fiscal year 2005 as being consistent with First Call estimates that range from $1.35 to $1.43.

Gramercy Capital Corp. is a specialty finance company that lends to commercial property owners throughout the United States. The Company specializes in the origination of first mortgage loans, subordinate mortgage participations, mezzanine loans and preferred equity investments. The Company has a market equity capitalization of approximately $257 million. Since its initial public offering in July 2004, the Company has originated $297 million of financings, consisting primarily of subordinate mortgage participations, mezzanine loans and whole loans.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, many of which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

To review Gramercy Capital Corp.’s latest news release and other corporate documents, please visit our website at www.gramercycapitalcorp.com or contact Investor Relations at 212-594-2700.

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